Filed pursuant to Rule 424(b)(3)
File No. 333-216037

FS CREDIT REAL ESTATE INCOME TRUST, INC.

Supplement dated July 3, 2018

to

Prospectus dated May 2, 2018

This supplement contains information which amends, supplements or modifies certain information contained in the Prospectus of FS Credit Real Estate Income Trust, Inc. dated May 2, 2018 (as so supplemented and amended, the “Prospectus”). Capitalized and/or defined terms used in this supplement have the same meanings as in the Prospectus, unless otherwise stated herein.

You should carefully consider the “Risk Factors” beginning on page 37 of the Prospectus before you decide to invest in shares of our common stock.

Recent Share Pricing Information

Below is the daily NAV per share, as determined in accordance with our valuation guidelines, for each business day from June 1 to June 29, 2018, for each of our classes of common stock:

	NAV per Share
Class Ticker	Class T	Class T-C	Class D	Class M	Class I	Class S(1)	Class Y(1)
	ZFRETX	ZFRTCX	ZFREDX	ZFREMX	ZFREIX	ZFRESX	ZFREYX
CUSIP	302950100	302950704	302950209	302950308	302950407	302950506	302950605
Date

6/29/18(2)	$24.98	$25.11	$24.98	$25.08	$24.58	$24.59	$24.59

6/28/18	$24.99	$25.09	$24.98	$25.07	$24.58	$24.61	$24.61

6/27/18	$24.98	$25.08	$24.98	$25.07	$24.57	$24.61	$24.61

6/26/18	$24.98	$25.08	$24.97	$25.07	$24.57	$24.60	$24.60

6/25/18	$24.98	$25.07	$24.97	$25.06	$24.57	$24.60	$24.60

6/22/18	$24.96	$25.06	$24.95	$25.05	$24.55	$24.58	$24.58

6/21/18	$24.96	$25.05	$24.95	$25.04	$24.54	$24.57	$24.57

6/20/18	$24.94	$25.04	$24.93	$25.04	$24.53	$24.56	$24.56

6/19/18	$24.94	$25.04	$24.93	$25.03	$24.53	$24.55	$24.55

6/18/18	$24.94	$25.03	$24.93	$25.03	$24.52	$24.55	$24.55

6/15/18	$24.93	$25.02	$24.91	$25.02	$24.51	$24.53	$24.53

6/14/18	$24.92	$25.02	$24.91	$25.01	$24.50	$24.53	$24.53

6/13/18	$24.92	$25.01	$24.91	$25.01	$24.50	$24.52	$24.52

6/12/18	$24.91	$25.01	$24.90	$25.00	$24.49	$24.51	$24.51

6/11/18	$24.91	$25.01	$24.90	$25.00	$24.49	$24.51	$24.51

6/8/18	$24.90	$25.00	$24.89	$24.99	$24.48	$24.50	$24.50

	NAV per Share
Class Ticker	Class T	Class T-C	Class D	Class M	Class I	Class S(1)	Class Y(1)
	ZFRETX	ZFRTCX	ZFREDX	ZFREMX	ZFREIX	ZFRESX	ZFREYX
CUSIP	302950100	302950704	302950209	302950308	302950407	302950506	302950605

6/7/18	$24.90	$25.00	$24.89	$24.99	$24.48	$24.50	$24.50

6/6/18	$24.90	$25.00	$24.88	$24.99	$24.48	$24.49	$24.49

6/5/18	$24.89	$25.00	$24.88	$24.98	$24.48	$24.49	$24.49

6/4/18	$24.89	$24.99	$24.88	$24.98	$24.47	$24.48	$24.48

6/1/18	$24.88	$24.98	$24.87	$24.97	$24.46	$24.47	$24.47

(1)	We are offering Class S and Class Y shares in this offering only pursuant to our distribution reinvestment plan.
(2)	Denotes a regular distribution payment date.

Purchases and repurchases of shares of all of our publically offered share classes (Class T, Class T-C, Class D, Class M and Class I) will be made based on the appropriate day’s applicable per share NAV, plus for purchases of Class T-C and Class T shares, applicable selling commissions and for purchases of Class T shares, applicable dealer manager fees. On each business day, our NAV per share for each share class is posted on our website, www.FSInvestments.com, and made available on our toll-free telephone line, 877-628-8575.

Investment Activity

On June 29, 2018, we, through a wholly-owned subsidiary, closed a floating-rate senior loan (the “Monterey at Beach Boulevard Loan”) totaling $16.0 million. The Loan is secured by a condominium apartment complex in Jacksonville, FL. The Monterey at Beach Boulevard Loan bears interest at a floating rate of 4.25% over the one-month LIBOR. The Loan has an initial 36-month term with two, 12-month extension options subject to satisfaction of certain performance tests and the payment of an extension fee.

Management

Mr. Steve Landau no longer is employed by our adviser or its affiliates, and the Prospectus is amended to remove references to Mr. Landau as a member of our adviser’s investment committee, such that the members are Michael Kelly, Robert Lawrence, Robert Haas and David Weiser, and to remove Mr. Landau’s biography from the section of the Prospectus entitled “Management—Our Adviser—Adviser Key Personnel.”